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Exhibit 99.(a)(1)(D)

Offer to Purchase for Cash
by
PRIMORIS SERVICES CORPORATION
$4,500,000 Worth of Its Common Stock Purchase Warrants
Up to a Maximum of 5,294,117 Warrants
At a Purchase Price not Greater Than $1.20 nor Less than $0.85 per Warrant

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON DECEMBER 24, 2008, UNLESS EXTENDED (THE "EXPIRATION DATE").

November 26, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by Primoris Services Corporation, a Delaware corporation (the "Company"), to act as Information Agent in connection with its offer to purchase for cash, $4,500,000 worth of the Company's publicly traded and privately placed common stock purchase warrants, each of which entitles the holder to purchase one share of the Company's common stock at a price of $5.00 per share and is exercisable at any time on or prior to October 2, 2010, unless earlier redeemed (collectively, the "Warrants"), at a price, net to the seller in cash, less any applicable withholding taxes and without interest, not greater than $1.20 nor less than $0.85 per Warrant, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 26, 2008 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Warrants registered in your name or in the name of your nominee.

        Enclosed with this letter are copies of the following documents:

        1.     Offer to Purchase dated November 26, 2008;

        2.     Letter of Transmittal, for your use in accepting the Offer and tendering Warrants of and for the information of your clients;

        3.     Form of letter that may be sent to your clients for whose account you hold Warrants registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client's instructions with regard to the Offer;

        4.     Notice of Guaranteed Delivery with respect to Warrants, to be used to accept the Offer in the event you are unable to deliver the Warrant certificates, together with all other required documents, to the Depositary (as defined in the Letter of Transmittal) before the Expiration Date, or if the procedure for book-entry transfer cannot be completed before the Expiration Date;

        5.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included in the Letter of Transmittal); and

        6.     Return envelope addressed to Continental Stock Transfer & Trust Company, as the Depositary.

Certain customary conditions to the Offer are described in Section 7 of the Offer to Purchase.

        We urge you to contact your clients promptly. Please note that the Offer, proration period and withdrawal rights will expire at 12:00 Midnight, Eastern Time, on December 24, 2008, unless the Offer is extended.

        Under no circumstances will interest be paid on the purchase price of the Warrants regardless of any extension of, or amendment to, the Offer or any delay in paying for such Warrants.

        The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of Warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Warrants pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal (see Instruction 7 of the Letter of Transmittal).

        Questions and requests for additional copies of the enclosed material may be directed to us at our address and telephone numbers set forth on the back cover of the Offer to Purchase.

                      Very truly yours,

                      MacKenzie Partners, Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

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Offer to Purchase for Cash by PRIMORIS SERVICES CORPORATION $4,500,000 Worth of Its Common Stock Purchase Warrants Up to a Maximum of 5,294,117 Warrants At a Purchase Price not Greater Than $1.20 nor Less than $0.85 per Warrant